January 7, 2009

Mr. Gene Michael Bennett
Audit Committee
China Agritech, Inc.
Room 301 No. 11 Building No. 1
Zone of Future Business Center
1st Street of Wuliqiao Road, Chaoyang District
Beijing 100024, People’s Republic of China

Dear Mr. Bennett:

Effective December 8, 2008, the personnel of Grobstein Horwath & Company LLP (“GHC”), have joined with Crowe Horwath LLP. As a result of this event, the client-auditor relationship between China Agritech, Inc. (Commission File Number 000-49608) and GHC, independent registered public accounting firm, has ceased.

Sincerely,

Sherman Oaks, California

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N. E.
Washington, D.C. 20549-7561